Exhibit 99.1

CONTRACT STRAIGHT TALK                                     December 21, 2012

ABF on December 19 exchanged initial contract proposals with the Teamsters. Our proposal is all about serving our customers better and quickly adapting to rapid changes in the marketplace. We are looking out for our employees’ long-term best interests, as it is our goal to take back market share and reverse the trend of job loss at ABF in an era when most union LTL carriers have gone out of business.

It is true that our proposal is different from the National Master Freight Agreement (NMFA), because the marketplace is also vastly different and demands new solutions and greater flexibility for ABF.  The NMFA is an outdated, 1965 agreement that covered virtually the entire trucking industry, which was then largely unionized.  Now, non-union companies dominate.  ABF has survived despite this trend because we have embraced change when it is needed, as it is greatly needed now.

The facts are that ABF is the only employer left currently paying full contract rates under the NMFA for wages, health & welfare and pension contributions.  In our proposal we are only asking to be brought in line with the types of accommodations and cost structures the Teamsters have agreed to with our competitors.

ABF has proposed a single comprehensive national contract that would eliminate separate supplemental documents.  A national LTL provider needs uniformity in time-off benefits, scheduling, dispatching and other work rules to ensure that regional and national networks can meet customers’ demands for flexible on-time performance at a reasonable price. UPS Freight, for example, has a national single-employer contract with the Teamsters with no supplements.

Initially, we are seeking in our proposal to reduce inefficiencies throughout the system in an effort to minimize the negative financial impact on our current union employees. We have used a thoughtful and surgical approach to accomplish this, rather than “meat-axe” methods used by others to cut costs when solutions were delayed until it was too late.

Our non-union employees, which represent about a quarter of Arkansas Best’s total workforce, have already made significant sacrifices totaling $85 million since 2008, while our Teamster-represented employees have continued to see wage and benefit increases in the same time period.  In fact, even with the Central States freeze in the last two years, our pension costs have escalated 40% since the 2008 NMFA was signed and are now 14 times that of non-union competitors, and two to three times higher than all other LTL carriers with Teamster contracts.

This isn’t sustainable. The proposal put forth by the Teamsters will not protect jobs and retirements or allow ABF to grow, but instead will have the opposite effect by putting us in an even deeper financial hole than we are in now, having racked up $230 million in losses since 2009. Additionally, a two-year agreement that would sync us back up with YRCW simply is not in the best interest of ABF employees.

We know we can serve customers better if we have a better contract, allowing us to take back market share and add jobs. We must seize the opportunity now to show that the Teamsters and ABF can work together to allow ABF to become much more competitive, thereby enhancing the job and retirement security of our past, present and future employees.